Exhibit 21.1
List of Subsidiaries as of February 18, 2011

Subsidiary Name	Place of Incorporation	Percent Ownership
1075 First Global Associates, LLC	Pennsylvania	100%
7601 Trade Port Drive, LLC	Kentucky	100%
935 HQ Associates, LLC	Delaware	100%
935 KOP Associates, LLC	Pennsylvania	100%
ASFD, Inc.	Delaware	100%
ClearSaleing, Inc.	Delaware	100%
e-Dialog Singapore Private Ltd.	Singapore	100%
e-Dialog UK Limited	England and Wales	100%
e-Dialog, Inc.	Delaware	100%
FetchBack, Inc.	Delaware	100%
GSI Commerce Call Center, Inc.	Florida	100%
GSI Commerce Japan K.K.	Japan	100%
GSI Commerce Solutions International, S.L.	Spain	100%
GSI Commerce Solutions, Inc.	Pennsylvania	100%
GSI Commerce South, Inc.	Delaware	100%
GSI Equipment, Inc.	New York	100%
GSI Interactive, Inc.	Delaware	100%
GSI Legacy Holdings, Inc.	Pennsylvania	100%
GSI Luxembourg S.a.r.l.	Luxembourg	100%
GSI Marketing Services, Inc.	Pennsylvania	100%
GSI Media, Inc.	Delaware	100%
KOP Promotions LLC	Virginia	100%
M3 Mobile, Inc.	Pennsylvania	100%
MBS Insight, Inc.	Delaware	100%
Online Direct, Inc.	Delaware	100%
Promotions Distributor Services Corporation	California	100%
RueLaLa, Inc. (formerly known as Retail Convergence, Inc.)	Delaware	100%
Retail Convergence.com LP	Delaware	100%
SB.com, Inc.	Delaware	100%
ShopRunner, Inc.	Pennsylvania	100%
Silverlign Group, Inc.	California	100%
SmartBargains Security Corporation	Massachusetts	100%
Smart Bargains, Inc.	Delaware	100%
VendorNet, Inc.	Delaware	100%
Zendor/GSI Commerce Limited	England and Wales	100%